Exhibit 10.10
1.
WHOLE ACCOUNT, ACCIDENT YEAR AGGREGATE
EXCESS OF LOSS CONTRACT
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY

2.
CLAUSES ATTACHED HERETO AND FORMING PART OF THIS CONTRACT:
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE -
REINSURANCE — U.S.A. — BRMA 35B
NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE -
U.S.A. — BRMA 35A
INSOLVENCY FUND EXCLUSION CLAUSE
NUCLEAR, CHEMICAL, AND BIOLOGICAL TERRORISM EXCLUSION CLAUSE
SCHEDULE A — INURING REINSURANCE
SCHEDULE B — SAMPLE CALCULATION OF RETENTION

1.
WHOLE ACCOUNT, ACCIDENT YEAR AGGREGATE
EXCESS OF LOSS CONTRACT
(the “Contract”)
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
(the “Reassured”)
by
EACH REINSURER TAKING A REINSURER’S SHARE UNDER THE
INTERESTS AND LIABILITIES AGREEMENT
(each, the “Reinsurer”)
ARTICLE 1
BUSINESS COVERED
     In consideration of the payment of the Reinsurance Premium and subject to the terms, conditions, exclusions and limitations contained in this Contract, the Reinsurer shall indemnify the Reassured in respect of the net retained liability as herein provided and specified which may accrue to the Reassured during the Term of this Agreement as a result of Ultimate Net Loss and Loss Adjustment Expenses subject to this Agreement, during the Term, as defined below, under all policies, unless specifically excluded, written by the Reassured in respect of business written by the Reassured as of the Inception Date, including, but not limited to, business classified by the Reassured as: Commercial Multiple Peril, Fire, Allied Lines, Inland Marine, Commercial Auto Liability, Commercial Auto Physical Damage, Workers Compensation, Umbrella Liability, General and Professional Liability, and Homeowner’s Multiple Peril (hereinafter “Business Covered”).
ARTICLE 2
COMMENCEMENT AND TERMINATION
     The Term of this Contract shall be from January 1, 2008, 12:01 AM Eastern Standard Time (the “Inception Date”) through January 1, 2010, 12:00 AM Eastern Standard Time (the “Term”).

2.
ARTICLE 3
EXCLUSIONS
No reinsurance indemnity will be afforded under this Contract for:
1. Nuclear Incident, in accordance with the following clauses attached hereto:
a. Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance – U.S.A. – BRMA 35B;
b. Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A. – BRMA 35A;
2. War Risks, in accordance with the War Risks Exclusion Clause attached hereto;
3. Insolvency, in accordance with the Insolvency Funds Exclusion Clause attached hereto;
4. Earthquake, when written as a separate policy;
5. Flood, when written as a separate policy (except for those policies in-force as of the Inception Date);
6. Liability arising out of ownership, maintenance or use of any aircraft or flight operations;
7. Insolvency and Financial Guarantee;
8. Pollution coverage written by the Reassured which does not contain ISO Pollution Exclusion Endorsement IL 09 28 (Ed. 6/85) or as subsequently amended; however, this exclusion does not apply to any risk located in a jurisdiction that has not approved the ISO exclusion or where other regulatory constraints prohibit the Reassured from attaching such endorsement.
9. Nuclear, Biological, or Chemical, Acts of Terrorism (per the attached Exclusion).
10. Losses arising from lines of business not written by the Reassured as of the Inception Date, unless by written consent of the Reinsurer (such consent shall not be unreasonably withheld).
11. Losses arising from any other company not named as the Reassured as of the Inception Date.

3.
ARTICLE 4
DEFINITIONS
A. “Allocated Loss Adjustment Expenses” or “ALAE” shall mean: (a) allocated expenses and costs sustained in connection with settlement and litigation of claims and suits, satisfaction of judgments, and negotiations concerning a loss; (b) legal expenses and costs incurred in connection with coverage questions and legal actions, including declaratory judgment actions connected thereto, relating to a specific claim; and (c) all interest on judgments, and shall exclude any overhead or internal fees and expenses payable by the Reassured whether or not paid to its managers or apportioned to the cost of handling claims or losses.
B. “Change in Rates” as used in this Contract shall mean the percentage change in the rates for Business Covered, which shall include changes in manual rates, increases or reductions in rating plan net credits/net debits, and increases or decreases in the ratio of insurance to value for property coverages. Change in Rates shall not include changes solely due to the impact on premiums related to changes in the Reassured’s classification of underlying exposures. Change in Rates shall be determined by the actual change in the Reassured’s rates for Business Covered during the 2008 Contract Year, and the Reassured’s planned rate changes for the Reassured’s 2009 Contract Year, both as reflected in the Reassured’s Renewal Increases – Decreases Report as of December 31, 2008 (pursuant to the Article entitled REPORTS AND REMITTANCES/LOSS PAYMENTS hereof. Change in Rates shall be weighted for each class and line of business in the Reassured’s SNEP Budget for the 2009 Contract Year.
C. “Contract Year” as used in this Contract shall mean each twelve (12) month period after the Inception Date during the Term.
D. “Discount Percentage” as used in this Contract have the meaning as set forth in the Article entitled MATERIAL CHANGES (A)(2).
E. “Extra Contractual Obligations” or “ECO” shall have the meaning as set forth in the Article entitled EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY (B).
F. “Excess Limits Liability” or “ELL” shall have the meaning as set forth in EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY(C).
G. “FWA” shall have the meaning as set forth in the Article entitled FUNDS WITHHELD ACCOUNT AND PROFIT SHARING (A).
H. “Inception Date” shall have the meaning set forth in the Article entitled COMMENCEMENT AND TERMINATION.

4.
I. “Interest Credit” shall have the meaning as set forth in the Article entitled INTEREST CREDIT.
J. “Mix Factor” shall mean the impact on the projected 2009 Subject Loss Ratio due to any planned change in mix of business, and shall be calculated as follows:
     (LR2 — LR1) — 2%, where
     LR1 equals the Reassured’s Subject Loss Ratio utilizing the loss ratio estimated by the Reassured’s external actuary (The Reassured’s external actuary as at the inception of the Contract is the firm, By the Numbers,) for the 2008 Contract Year weighted by the actual Subject Net Earned Premium for the lines and classes of Business Covered for such Contract Year; and
     LR2 equals the Reassured’s projected Subject Loss Ratio, as defined hereinbelow, for the 2009 Contract Year computed by utilizing the loss ratios for each line and class of Business Covered actually estimated by the Reassured’s external actuary for the 2008 Contract year and weighted by the projected SNEP for the 2009 Contract Year pursuant to the SNEP Budget for the 2009 Contract Year. [For the avoidance of doubt, the projected SNEP for the 2009 Contract Year SNEP Budget shall be adjusted to remove the impact of any planned rate actions by the Company for the 2009 Contract Year.]
The Mix Factor cannot be less than zero.
     For the purposes of this Contract, Subject Loss Ratio shall mean the applicable Subject Ultimate Net Loss divided by the applicable SNEP.
K. “Obligations” shall have the meaning as set forth in the Article entitled RESERVES (E).
L. “Policy” or “policies” shall mean any one or all of the Reassured’s policies, binders, contracts, or agreements of insurance or reinsurance, whether written or oral, that fall within the description of Business Covered as stated in the Article entitled BUSINESS COVERED and within all of the other terms and conditions of this Contract.
M. “Premium” shall have the meaning set forth in the Article entitled PREMIUM AND ADDITIONAL PREMIUM (A).
N. “Property Catastrophe Loss Occurrence” as used in this Contract shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event impacting Property Lines of Business which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Property

5.
Catastrophe Loss Occurrence” shall be limited to all individual losses sustained by the Reassured occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Property Catastrophe Loss Occurrence” shall be further defined as follows:
1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Reassured occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.
2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Reassured occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.
3. As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Reassured’s “Property Catastrophe Loss Occurrence”.
4. As regards “Freeze”, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Reassured’s “Loss Occurrence”.
     For all “Property Catastrophe Loss Occurrences” the Reassured may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Reassured arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event except for those “Property Catastrophe Loss Occurrences” referred to in sub-paragraphs 1 and 2 of this Definition where only one such period of 72 consecutive hours shall apply with respect to one event.
     No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any “Property Catastrophe Loss Occurrence” claimed under the 168 hours provision.

6.
Losses arising, directly or indirectly, out of:
(i)	loss of, alteration of, or damage to
     or
(ii)	a reduction in the functionality, availability or operation of:

a computer system, hardware, program, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the Reassured or not, do not in and of themselves constitute an event unless arising out of one or more of the following perils:
fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.
     Losses arising from Fungi shall not in and of themselves constitute an event for the purposes of recovery hereunder. For the purposes of this Contract, Fungi shall be taken to include any type or form of fungus, mold or mildew and any mycotoxins, spores, scents or by products produced or released by fungi.
O. “Property Lines of Business” as used in this Contract shall mean all business classified by the Reassured as Property business including Auto Physical Damage (excluding collision).
P. “Reinsurance Premium” shall have the meaning set forth in the Article entitled PREMIUM AND ADDITIONAL PREMIUM (B).
Q. “Reinsurer’s Expense” shall have the meaning set forth in Article entitled PREMIUM AND ADDITIONAL PREMIUM (C).
R. “Retention” shall have the meaning as set forth in the Article entitled RETENTION AND LIMITS (A).
S. “SNEP Budget” shall mean the Reassured’s budgeted SNEP detailed by line of business and class of Business Covered for the applicable Contract Year as approved by the Reassured’s Board of Directors.
T. “Subject Net Earned Premium” or “SNEP” shall mean the gross earned premium of the Reassured, plus additions, less return premium for cancellations and refunds, and less premium for reinsurance that inures to the benefit of this Contract.

7.
U. “Term” shall have the meaning set forth in the Article entitled COMMENCEMENT AND TERMINATION.
V. “Trust Account” shall have the meaning as set forth in the Article entitled FUNDS TRANSFER CLAUSE.
W. “Ultimate Net Loss” shall have the meaning as set forth in the Article entitled ULTIMATE NET LOSS.
ARTICLE 5
RETENTION AND LIMITS
A. Retention. Subject to the Annual Limit and Aggregate Limit set forth below, the Reinsurer agrees to indemnify the Reassured for the aggregate amount of Ultimate Net Loss resulting from Business Covered in excess of the Retention as follows:
1. The Retention for the 2008 Contract Year shall be equal to 72.0% of SNEP.
2. For the 2009 Contract Year, the Retention shall be equal to: (a) the greater of 72.0%; or (b) (72.0% divided by [1 + R]) plus M, where R is equal to the overall Change in Rates and M is equal to the Mix Factor.
B. Annual Limit. The Reinsurer’s limit of liability for Ultimate Net Loss for any one Contract Year shall not exceed 20.0% of SNEP for the applicable Contract Year.
C. Aggregate Limit. The Reinsurer’s aggregate limit of liability under this Contract for the Term shall be equal to the sum of the two Annual Limits.
ARTICLE 6
PREMIUM AND ADDITIONAL PREMIUM
A. Premium. For each Contract Year, the Reassured shall pay a minimum and deposit amount of $2,400,000 (the “Premium”), deposited to the Funds Withheld Account with effect from January 1 of the applicable Contract Year. The amount of the Premium shall be adjusted so that the Premium equals 3.00% of SNEP with effect from January 1 of the applicable Contract Year and payable pursuant to the Article entitled REPORTS AND REMITTANCES/LOSS PAYMENTS (B) hereunder.

8.
B. Additional Premium. For each Contract Year, there shall be an Additional Premium equal to 20.0% of ceded Ultimate Net Loss, with effect from January 1 of each Contract Year, subject to a maximum Additional Premium for any Contract Year equal to 4.0% of SNEP. The sum of Premium and Additional Premium, for each Contract Year, shall be referred to herein as the “Reinsurance Premium”.
C. Reinsurer’s Expense. The Reassured shall pay to the Reinsurer, via wire transfer of immediately available funds, Reinsurer’s Expense equal to 33.0% of Premium. The Reinsurer’s Expense shall be due in equal semi-annual installments of $396,000 on January 1 and July 1 of each Contract Year (i.e. $792,000 of total Reinsurer’s Expense deposits for each Contract Year), deducted from Premium and payable directly to the Reinsurer. Reinsurer’s Expense related to adjustments of Premium shall be due in accordance with the Article entitled REPORTS AND REMITTANCES/LOSS PAYMENTS for the quarter in which the adjustment is computed. For the avoidance of doubt, Reinsurer’s Expense shall be a component of Premium and not in addition. The Reinsurer’s Expense shall be non-returnable and fully earned when paid; for the sake of clarity, this provision, in no way, shall limit the Reassured’s rights to recoveries of Ultimate Net Loss, subject to the Reinsurer’s rights of commutation hereunder.
ARTICLE 7
FUNDS WITHHELD ACCOUNT AND PROFIT SHARING
A. The Reassured shall establish and maintain a Funds Withheld Account (“FWA”) and shall hold the Reinsurance Premium in the FWA, net of the Reinsurer’s Expense (which shall be paid to the Reinsurer). For the purposes of calculating interest credit in accordance with the Article entitled INTEREST CREDIT, Premium shall be deemed credited to the FWA as of January 1, 2008 and Additional Premium shall be deemed credited to the FWA with effect from January 1 of the applicable Contract Year. The amount required to be maintained in the FWA shall be calculated on a cumulative basis over the Term of the Contract as follows:

100% of Premium (including subsequent adjustments) when due;
Plus	100% of Additional Premium when due;
Less	100% of all Reinsurer’s Expense when paid;
Plus	100% of all Interest Credits;
Less	100% of ceded Ultimate Net Loss paid.
B. Payment of FWA to Reinsurer. If this Contract is not commuted pursuant to the Article entitled COMMUTATION hereunder on or before January 1, 2015, then the FWA shall be payable to the Reinsurer at commutation.

9.
C. Profit Sharinq. If this Contract is commuted on or before January 1, 2015, then the Reassured shall be entitled to a Profit Sharing equal to 100% of the residual balance of the FWA at such commutation (in accordance with the Article entitled COMMUTATION). After January 1, 2015, the Profit Sharing shall be zero.
ARTICLE 8
INTEREST CREDIT
     The Reassured shall credit the FWA with interest (the “Interest Credit”) calculated quarterly on a pro-rata basis at a rate calculated to be the equivalent of a 4.75% effective annual interest rate. The Interest Credit shall continue to accrue in the event of insolvency, rehabilitation, or liquidation of the Reassured.
ARTICLE 9
REPORTS AND REMITTANCES/LOSS PAYMENTS,
A. Loss Settlements. The Reassured shall investigate and adjust all claims and have the right to settle all claims under its policies. All loss settlements made by the Reassured, other than ex-gratia payments, provided they are within the terms of this Contract, shall be unconditionally binding upon the Reinsurer.
B. Quarterly Report. Forty-five (45) days after each calendar quarter, the Reassured will submit a report to the Reinsurer providing the following, for each Contract Year of this Contract and cumulative amounts for the Contract, as applicable:
1. Subject Net Earned Premium
2. Paid Ultimate Net Loss
3. Incurred Ultimate Net Loss Premiums paid for reinsurances which inure to the benefit of this Contract
4. Ceded Ultimate Net Loss paid and outstanding (including IBNR)
5. Reinsurance Premiums
For any quarter, any adjustments to Reinsurer’s Expenses and/or Premium shall be due and payable with the quarterly report.
C. Annual Reports. Sixty (60) days after the end of Contract Year 2008, the Reassured shall submit the following Reports:

10.
1. A report of the Reassured’s increases or decreases in policy renewals, by class and line of business (the “Reassured’s Renewal Increases-Decreases Report”);
2. The calculation of the Company’s Retention for the 2009 Contract Year, including supporting analysis. An example of the information required for this report is attached as Schedule B and made a part of this Contract;
3. Any other information reasonably requested by the Reinsurer in respect of this Contract.
D. Loss Payments from FWA. Loss payments shall be made out of the FWA forty-five (45) days after the end of the respective quarterly period. Loss payments shall be made out of the FWA first until depleted. Thereafter the Reinsurer shall pay from other funds of the Reinsurer. Should the Reinsurer have paid losses from its own funds and subsequently it is determined that this should not have been the case because losses are restated or premiums are credited to the FWA, then all necessary payments shall be reversed with interest as stipulated under the Article entitled INTEREST CREDIT. The period for which interest shall be paid shall be from the time of the Reinsurer’s initial payment to the time of the repayment to the Reinsurer.
ARTICLE 10
COMMUTATION
A. Commutation if FWA is Positive. The Reassured, at its sole option, may commute this Contract at any time after expiration provided that the FWA up to January 1, 2015, after giving effect to outstanding ceded Ultimate Net Loss (including IBNR), is in a positive balance as of that date. Upon such commutation, the Reinsurer shall be released from any and all past, current and future liabilities hereunder. Furthermore, the Reassured shall release the residual balance in the FWA to the Reinsurer (if applicable, the Reinsurer will consent to the release of the assets in the Trust Account), if any, and the Reinsurer shall immediately pay to the Reassured 100% of such positive balance as Profit Sharing. The parties hereto shall execute a commutation and release agreement to document such commutation.
B. Commutation if FWA is Neqative and Commutations after January 1, 2015. If the FWA balance is not positive after giving effect to the aforementioned outstanding ceded Ultimate Net Loss and/or if this Contract is commuted subsequent to January 1, 2015, commutation shall be upon mutual written consent. Notwithstanding the foregoing, if this Contract has not been commuted prior to December 31, 2019, then it shall be commuted as of such date. Upon commutation under either such circumstance, the Reassured shall pay the balance of the FWA to the Reinsurer (pursuant to the Funds Withheld and Profit Sharing Article), and the Reinsurer shall pay the Reassured the present value of the ceded

11.
Ultimate Net Loss (if applicable, the Reinsurer shall release the amount of the assets in the Trust Account) and the Reinsurer shall be released from any and all past, current, and future liabilities hereunder. For the purposes of this provision, the present value of the ceded Ultimate Net Loss shall be discounted to present value utilizing the Interest Credited Rate. If the Reassured and the Reinsurer cannot agree on the amount of the present value of the ceded Ultimate Net Loss, then they shall engage a mutually acceptable nationally recognized independent third party actuary whose findings shall be binding. If the Reassured and the Reinsurer cannot agree on the engagement of an actuarial firm within thirty (30) days after either requests one, it shall be determined by drawing lots. The parties hereto shall execute a commutation and release agreement to document such commutation.
C. Special Commutation Rights of the Reinsurer. If any of the following occurs: (i) the Reassured fails to maintain an active underwriting operation; or (ii) its domiciliary state insurance department or other legal authority having jurisdiction over the Reassured orders the Reassured to cease underwriting business; or (iii) the Reassured, without the written consent of the Reinsurer enters into an agreement to (a) become merged with, acquired, or controlled by any company, corporation or individuals(s) not controlling or affiliated with the Reassured’s operations at the Inception Date, or (b) directly or indirectly assigns essentially all of its entire liability for its obligations under this Contract, or (c) any demutualization, without the consent of the Reinsurer of the Reassured’s ultimate parent or any mutual holding company controlling the Reassured (for the avoidance of doubt, this shall specifically not apply to any capital raising activities of the Reassured, the Reassured’s ultimate parent, or any mutual or downstream holding company affiliated with the Reassured, wherein the mutual holding company structure of the Reassured’s ultimate parent is maintained), then this Contract shall terminate and shall be immediately commuted as of the effective date of any of the events described above. If the FWA balance is positive as of the effective date of any such commutation, the parties shall release the liabilities of the Reinsurer and value the FWA as set forth in Article 10, Section A hereinabove. In the event the FWA is negative as of the effective date of any such commutation, parties shall release the liabilities of the Reinsurer and value the FWA as set forth in the Article entitled COMMUTATION, Section B hereinabove.
ARTICLE 11
FUNDS TRANSFER CLAUSE
A. Circumstances for Funds Transfer. If any of the following occurs, to or by the Reassured, then the Reassured shall, within ten (10) days, transfer to the Reinsurer the amount of funds held in the FWA, and the Reinsurer shall transfer the amount equal to the FWA balance into a trust account that complies with credit for reinsurance regulations under Pennsylvania law (the “Trust Account”):
1. The Reassured does not maintain an AM Best rating of A- or better;

12.
2. A material change in management of the Reassured (defined as the departure of the Chief Underwriting Officer, Chief Executive Officer and the Chief Financial Officer within a one year period) occurs;
3. The Reassured’s policyholders’ surplus decreases by more than 25% as compared to the Reassured’s policyholders’ surplus as of December 31, 2007, during any annual period;
4. The Reassured fails to deposit any additional assets as may be required in accordance with the Article entitled FUNDS WITHHELD ACCOUNT AND PROFIT SHARING;
5. The Reassured fails to pay any amounts due to the Reinsurer within sixty (60) days of the due date; or
6. The Reassured without written consent of the Reinsurer enters into an agreement with respect to the merger, consolidation, assignment, or sale of the Reassured.
7. The Reassured fails to furnish any reports when due to the Reinsurer within sixty (60) days after the due date of such
Report(s).
B. Remedy if Reassured Fails to Comply. Failure of the Reassured to comply with any of the provisions of the Article entitled FUNDS TRANSFER CLAUSE and/or if the Reassured fails to maintain the value of the Trust Account as set forth in this Article, then this Contract shall terminate immediately and shall be commuted between the parties as of the date of such non-compliance. In such event, the maximum liability of the Reinsurer for ceded Ultimate Net Losses under this Contract as of such commutation date shall be an amount equal to the total of all Reinsurance Premiums paid less the Reinsurer’s Expense plus 100% of all Interest Credits due under this Contract as of such date and the Reinsurer shall be released from any and all past, current and future liabilities under the Contract as of such commutation date.
C. Notional Funds Withheld Balance to be Maintained. The Reassured shall calculate a notional FWA balance as set forth in the Funds Withheld Account Article. The Reassured must remit to the Reinsurer funds to maintain the value of the Trust Account equal or greater than the FWA balance as of each quarter.
D. Costs of the Trust Account. The costs of the Trust Account shall be borne by the Reassured.

13.
ARTICLE 12
NET RETAINED LINES AND INURING REINSURANCE PROTECTIONS
A. Contract Applies to Insurance Retained Net for Reassured’s Own Account. This Contract applies only to that portion of any insurance which the Reassured retains net for its own account. In calculating the amount of any Ultimate Net Loss hereunder, and also in computing the amount or amounts of Ultimate Net Loss in excess of which this Contract attaches, only loss or losses in respect of that portion of any insurance which the Reassured retains net for its own account shall be included. All other applicable reinsurance shall inure to the benefit of this Contract.
B. Inuring Reinsurance Premiums. Reinsurance premiums ceded on account of any reinsurance which inures to the benefit of this Contract shall be deducted from the calculation of the Reassured’s SNEP for all purposes hereunder.
C. Reinsurer’s Liability Not Increased by Inability to Collect from any Other Reinsurer. The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Reassured to collect from any other reinsurer, whether specific or general, any amount which may become due from them, whether such inability arises from the insolvency of such other reinsurers or not.
D. Inuring Protection Deemed in Place. For the purposes of this Contract, the Reassured’s inuring reinsurance protection as at April 1, 2008 shall be deemed in place for the entire Term of this Contract unless otherwise prior agreed in writing by the Reinsurer. Such inuring reinsurances shall be as set forth in Schedule A and made a part of this Contract.
ARTICLE 13
ULTIMATE NET LOSS
A. Ultimate Net Loss Definition. The term Ultimate Net Loss shall mean the actual loss incurred (inclusive of paid loss, case reserves and reserves for losses incurred but not reported, “IBNR”) by the Reassured that it retains for its own account resulting from covered claims in settlement of the claims reinsured hereunder, including Allocated Loss Adjustment Expense, pre-judgment interest, post-judgment interest, and payments attributable to Extra Contractual Obligations and Excess Limits Liability.
B. Salvages, Recoveries, Etc. All salvages, recoveries, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such salvage, recovery, payment or reversal or reduction of a verdict or judgment) whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Ultimate Net Loss.

14.
C. Property Catastrophe Occurrence Limit. The maximum Property Catastrophe Loss Occurrence that may contribute to Ultimate Net Loss shall be equal to $25,000,000 prior to the application of the property catastrophe treaties (which are detailed in the Article entitled NET RETAINED LINES AND INURING REINSURANCE PROTECTIONS, Paragraph [D][1]).
ARTICLE 14
EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY
A. Coverage for ECO/ELL. This Contract will extend to cover any losses arising from claims related Extra Contractual Obligations and/or Excess Limits Liability.
B. Definition of ECO. “Extra Contractual Obligations” or “ECO” as used in this Contract will mean those liabilities not covered under any other provision of this Contract, which arise from the handling of any claim on Business Covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Reassured to settle within the Policy limit, by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement, in the preparation of the defense, in the trial of any action against the insured or reinsured, or in the preparation or prosecution of an appeal consequent to such action.
C. Definition of ELL. “Excess Limits Liability” or “ELL” as used in this Contract will mean liability in excess of the Policy limit as a result of the Reassured’s alleged or actual negligence, fraud, or bad faith in failing to settle and/or rejecting a settlement within its Policy limit, in the preparation of the defense, in the trial of any action against the insured or Reassured, or in the preparation or prosecution of an appeal consequent to such action. Excess Limits Liability will mean any amounts for which the Reassured would have been contractually liable to pay had it not been for the Policy limits.
D. No Recovery for ECO/ELL Arising from Fraud. There will be no recovery hereunder where the Extra Contractual Obligation or Excess Limits Liability has been incurred due to fraud committed by a member of the Board of Directors or a corporate officer of the Reassured, acting individually, collectively, or in collusion with a member of the Board of Directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Reassured.
E. Date ECO/ELL Incurred. The date on which any Extra Contractual Obligation and/or Excess Limits Liability is incurred by the Reassured will be deemed, in all circumstances, to be the date of the original occurrence. Nothing in this Article will be construed to create a separate or distinct occurrence apart from the original covered occurrence that gave rise to the Extra Contractual Obligation

15.
and/or Excess Limits Liability discussed in the preceding paragraphs. In no event will the total liability of the Reinsurer exceed its applicable limit of liability as set forth in the Article entitled RETENTION AND LIMITS.
ARTICLE 15
MATERIAL CHANGES
A. Material Change in Claims Practice. A material change in claims practice shall be deemed to have occurred if:
1. the Reassured’s claims handling and/or administration is, for whatever reason, outsourced, outside the Reassured’s normal course of business, to an entity other than an affiliated entity of the Reassured; and
2. as a result of the change referred to in paragraph A.1. of this Article, the Ultimate Net Loss would reasonably be expected to have a discounted value back to the inception of the Coverage Year, utilizing a 4.75% effective annual interest rate (the “Discount Percentage”) of greater than 90.0% of the nominal value of such Ultimate Net Loss.
B. Remedy in the Event of Material Change in Claims Practice. In the event that there has been a material change in claims practice, the Ultimate Net Loss shall be restated on a paid basis as though such change had not occurred.
C. In the Event of Disagreement. If the Reassured and the Reinsurer cannot agree on the value of the Discount Percentage and/or the impact of the restatement of the paid Ultimate Net Loss described in paragraph C of this Article within a three (3) month period, the Reassured and the Reinsurer shall engage an independent third-party nationally recognized actuarial firm that is mutually acceptable to both parties to determine the Discount Percentage and/or such impact of the restatement of the paid Ultimate Net Loss. In the event the parties cannot agree on the choice of the independent third-party nationally recognized actuarial firm within such three (3) month period, both parties shall nominate one firm and the chosen firm shall be selected by the drawing of lots. The cost of such actuarial firm shall be borne equally by the parties. If the independent third party actuarial firm makes this determination, such determination shall be binding upon the Reassured and the Reinsurer.
ARTICLE 16
RESERVES
A. Security of Reinsurer’s Obligations. If any Reinsurer is unauthorized or otherwise unqualified in any state or other United States jurisdiction, and if, without such security, a financial penalty to the Reassured would result on any statutory statement or report it is required to make or file with insurance regulatory

16.
authorities, then such Reinsurer will timely secure the Reinsurer’s share of Obligations under this Contract in a manner, form, and amount acceptable to the Reassured and to all applicable insurance regulatory authorities in accordance with this Article.
B. Timing and Form of Security. The Reinsurer shall secure such obligations, within thirty (30) days after the receipt of the Reassured’s written request regarding the Reinsurer’s share of obligations under this Contract (but not later than December 31) of each year by either (at the Reinsurer’s option):
1. Clean, irrevocable, and unconditional evergreen letter(s) of credit issued and confirmed, if confirmation is required by the applicable insurance regulatory authorities, by a qualified United States financial institution as defined under the Insurance Law of the Reassured’s domiciliary state and acceptable to the Reassured and to insurance regulatory authorities;
2. A trust account meeting at least the standards of the Insurance Law of the Reassured’s domiciliary state; or
3. Cash advances or funds withheld (i.e. the FWA) or a combination of both, which will be under the exclusive control of the Reassured (“Funds Deposit”).
C. Payment of Security Costs. The costs of providing such security in excess of any FWA maintained by the Reassured shall be borne by the Reinsurer, but the Reassured shall pay to the Reinsurer such collateral costs (on a quarterly basis in arrears) at the rate of 0.50% per annum on the face amount of such security provided.
D. Canadian Obligations. If any Reinsurer is unauthorized or otherwise unqualified in any province or other Canadian jurisdiction, and if, without such security, a financial penalty to the Reassured would result on any statement or report it is required to make or file with insurance regulatory authorities, then such Reinsurer will fund 110% of its share of Canadian Obligations under this Contract by Funds Deposit.
E. Definition of Obliqations for the Purposes of This Article. The “Obligations” referred to herein means the then current (as of the end of each calendar quarter) sum of:
1. The amount of the ceded unearned premium reserve for which the Reinsurer is responsible to the Reassured;
     2. The amount of Ultimate Net Losses and other amounts paid by the Reassured for which the Reinsurer is responsible to the Reassured but has not yet paid;

17.
3. The amount of ceded reserves for Ultimate Net Losses for which the Reinsurer is responsible to the Reassured; and
4. The amount of return and refund premiums paid by the Reassured for which the Reinsurer is responsible to the Reassured but has not yet paid.
F. Draws Upon Security. The Reassured, or its successors in interest, may draw, at any time and from time to time, with prior notice to the Reinsurer upon the:
1. Established letter of credit (or subsequent cash deposit);
2. Established trust account (or subsequent cash deposit); or
3. Funds Deposit;
without diminution or restriction because of the insolvency of either the Reassured or the Reinsurer for one or more of the following purposes set forth below.
Draws shall be made only for the following purposes:
1. To make payment to and reimburse the Reassured for the Reinsurer’s share of Ultimate Net Loss and other amounts paid by the Reassured under its Policies and for which the Reinsurer is responsible under this Contract that is due to the Reassured but unpaid by the Reinsurer including but not limited to the Reinsurer’s share of premium refunds and returns; and
2. To obtain a cash advance of the entire amount of the remaining balance under any letter of credit or trust account (if applicable) in the event that the Reassured:
a. has received notice of non-renewal or expiration of the letter of credit or trust account;
b. has not received assurances satisfactory to the Reassured of any required increase in the amount of the letter of credit or trust account, or its replacement or other continuation of the letter of credit or trust account at least thirty (30) days before its stated expiration date;
c. has been made aware that others may attempt to attach or otherwise place in jeopardy the security represented by the letter of credit or trust account; or
d. has concluded that the trustee or issuing (or confirming) bank’s financial condition is such that the security represented by the letter of credit or trust account may be in jeopardy;

18.
and under any of those circumstances where the Reinsurer’s entire Obligations, or part thereof, under this Contract remain un-liquidated and un-discharged at least thirty (30) days prior to the stated expiration date or at the time the Reassured learns of the possible jeopardy to the security represented by the letter of credit or trust account.
G. If the Reassured Draws to Obtain Cash Advance. If the Reassured draws on the letter of credit or trust account to obtain a cash advance, the Reassured will hold the amount of the cash advance so obtained in the name of the Reassured in any qualified United States financial institution as defined under the Insurance Law of the Reassured’s domiciliary state in trust solely to secure the Obligations referred to above and for the use and purposes enumerated above and to return any balance thereof to the Reinsurer:
1. Upon the complete and final liquidation and discharge of all of the Reinsurer’s Obligations to the Reassured under this Contract; or
2. In the event the Reinsurer subsequently provides alternate or replacement security consistent with the terms hereof and acceptable to the Reassured.
     The Reassured will prepare and forward, at annual intervals or more frequently as determined by the Reassured, but not more frequently than quarterly to the Reinsurer, a statement for the purposes of this Article, showing the Reinsurer’s share of the Obligations as set forth above. If the Reinsurer’s share thereof exceeds the then existing balance of the security provided, the Reinsurer will, within fifteen (15) days of receipt of the Reassured’s statement, but never later than December 31 of any year, increase the amount of the letter of credit, (or subsequent cash deposit), trust account or Funds Deposit to the required amount of the Reinsurer’s share of the Obligations set forth in the Reassured’s statement, but never later than December 31 of any year. If the Reinsurer’s share thereof is less than the then existing balance of the cash advance, the Reassured will release the excess thereof to the Reinsurer upon the Reinsurer’s written request. The Reinsurer will not attempt to prevent the Reassured from holding the cash advance or Funds Deposit so long as the Reassured is acting in accordance with this Article.
H. Assets Deposited in Trust Account. Any assets deposited to a trust account will be valued according to their current fair market value and will consist only of cash (U.S. legal tender), certificates of deposit issued by a qualified United States financial institution as defined under the Insurance Law of the Reassured’s domiciliary state and payable in cash, and investments of the types no less conservative than those specified in Sections 1404 (a)(1),(2),(3),(8), and (10) of the New York Insurance Law and which are admitted assets under the Insurance Law of the Reassured’s domiciliary state. Investments issued by the parent, subsidiary, or affiliate of either the Reassured or the Reinsurer will not be eligible investments.

19.
All assets so deposited will be accompanied by all necessary assignments, endorsements in blank, or transfer of legal title to the trustee in order that the Reassured may negotiate any such assets without the requirement of consent or signature from the Reinsurer or any other entity.
I. Settlements. All settlements of account between the Reassured and the Reinsurer will be made in cash or its equivalent. All income earned and received by the amount held in an established trust account will be added to the principal.
J. Successors in Interest. The Reassured’s “successors in interest” will include those by operation of law, including without limitation, any liquidator, rehabilitator, receiver, or conservator.
K. Statutory Credit. The Reinsurer will take any other reasonable steps that may be required for the Reassured to take full credit on its statutory financial statements for the reinsurance provided by this Contract.
ARTICLE 17
SALVAGE AND SUBROGATION
A. Application of Recoveries. All recoveries, including but not limited to salvage, subrogation, payments and reversals or reductions of verdicts or judgments (net of the cost of obtaining such recovery, payment or reversal or reduction of a verdict or judgment) whether recovered, received or obtained prior or subsequent to a loss settlement under this Contract, including amounts recoverable under other reinsurance whether collected or not, shall be applied as if recovered, received or obtained prior to the aforesaid settlement and shall be deducted from the actual losses sustained to arrive at the amount of the Ultimate Net Loss. Nothing in this Article shall be construed to mean losses are not recoverable until the final Ultimate Net Loss to the Reassured has been ascertained. Amounts recovered from salvage and/or subrogation will always be used to reimburse any excess reinsurers (and the Reassured should it carry a portion of excess coverage net) before being used in any way to reimburse the Reassured and the Reinsurer hereon, who will share pro-rata in any remainder.
B. Subrogation Rights._ The Reinsurer shall be subrogated, as respects any loss for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of payment by or the amount of liability to the Reinsurer, to all the rights of the Reassured against any person or other entity who may be legally responsible for damages as a result of said loss. Should the Reassured elect not to enforce such rights, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Reassured or its policyholders, or otherwise to enforce such rights. The Reinsurer shall promptly remit to the Reassured the amount of any judgment awarded in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurer hereunder.

20.
ARTICLE 18
TAXES
A. Tax Liability. To the extent that any portion of the Reinsurance Premium is subject to the Federal Excise Tax (as imposed under Section 4371 of the Internal Revenue Code) and the Reinsurer is not exempt therefrom, the Reinsurer shall not be liable for the payment of the Federal Excise Tax. The Reinsurer is not responsible for any and all other taxes relating to this Contract, except for any income taxes payable by the Reinsurer hereunder.
B. Premium Deduction. In consideration of the terms under which this Contract is issued, the Reassured undertakes not to claim any deduction of the Reinsurance Premium hereon when making Canadian Tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.
ARTICLE 19
ACCESS TO AND RETENTION OF RECORDS
A. The Reassured shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect (and make reasonable copies) through its designated representatives, during the Term of this Contract and thereafter, all non-privileged books, records and papers of the Reassured directly related to this Contract, including without limitation, any reinsurance hereunder, provided that if the Reinsurer has ceased active market operations, this right of access shall be subject to that Reinsurer being current in all payments owed the Reassured that are not currently the subject of a formal dispute, as defined by the NAIC under the instructions for Schedule F of the Annual Statement, i.e. litigation, arbitration, or notification, where notification means “a formal written communication from a Reinsurer denying the validity of coverage,” which notification shall contain the reason(s) why the Reinsurer is denying the validity of coverage. For the purposes of this Article, “non-privileged” refers to books, records and papers that are not subject to Attorney-client privilege or the Attorney-work product doctrine, as defined hereinbelow. If any of the books, records and papers of the Reassured are considered by the Reassured to be privileged communications or Attorney work product not subject to inspection by the Reinsurer without waiving these privileges in the applicable jurisdiction governing a particular claim, the Reassured and the Reinsurer shall work together in good faith to develop and implement a method or process to provide the Reinsurer with all pertinent factual and other information needed to evaluate the claim and protect these privileges and comply with the law, and the Reassured and the Reinsurer agree to abide by the agreed and reasonable method or process.

21.
B. “Attorney-client privilege” and “Attorney-work product” shall have the meanings ascribed to each by statute and/or the court of final adjudication in the jurisdiction whose laws govern the substantive law of a claim arising under a Policy reinsured under this Contract.
C. Notwithstanding anything to the contrary in this Contract, for any claim or loss under a Policy reinsured under this Contract, should the Reinsurer assert, pursuant to the Common Interest Doctrine (“Doctrine”), that it has the right to examine any document that the Reassured alleges is subject to the Attorney-client privilege or the Attorney-work product privilege, upon the Reinsurer providing to the Reassured substantiation of any law which reasonably supports the basis for the Reinsurer’s conclusion that the Doctrine applies and the Doctrine will be upheld as applying between the Reassured and the Reinsurer as against third parties pursuant to the substantive Iaw(s) which govern the claim or loss, the Reassured shall give the Reinsurer access to such document.
D. Notwithstanding any other provision to the contrary, once a claim and all directly related claims are finally settled by the Reassured, or finally adjudicated, the Reinsurer shall be entitled to review all reasonable and applicable claims records that support a Reassured request for payment of a claim hereunder for Net Loss for Business Covered hereunder. In the event that the Reinsurer shall have paid an amount for Net Loss to the Reassured and the records do not support the obligation of the Reinsurer to have paid the claim, the Reassured shall promptly return any payment made in error.
ARTICLE 20
SERVICE OF SUIT,
A. Applicability of this Article. This Article only applies to a Reinsurer domiciled outside of the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Reassured. Furthermore, this Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Article entitled ARBITRATION. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Article entitled ARBITRATION, for resolving disputes arising out of this Contract.
B. Event of Any Dispute. In the event of any dispute, the Reinsurer, at the request of the Reassured, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of any obligation to arbitrate disputes arising from this Contract or the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

22.
C. Service of Process. Service of process in any such suit against the Reinsurer may be made upon Lord, Bissell & Brook LLP, 115 South LaSalle Street, Chicago, Illinois 60603-3901, or the entity identified on the Reinsurer’s signature page to this Contract, (“Firm”) and in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.
D. Authorization of Firm. The Firm is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Reassured to give a written undertaking to the Reassured that they shall enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.
E. Lawful Attorney for Reassured. Further, as required by and pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reassured or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 21
ARBITRATION
A. Disputes Submitted to Arbitration. Any and all disputes between the Reassured and the Reinsurer arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after termination of this Contract, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire (“Board”) meeting at a site in the city in which the principal headquarters of the Reassured are located. The arbitration shall be binding and shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.
B. Notice Requesting Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) calendar days from the date that the notice requesting arbitration is mailed. Within thirty (30) calendar days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

23.
C. Arbitration Board. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be current or former senior officers of property-casualty insurance companies, reinsurance companies, or Lloyds Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance and reinsurance not currently representing any party participating in the arbitration. The Reassured and the Reinsurer as aforesaid shall each appoint an arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. As time is of the essence, if the respondent fails to appoint its arbitrator within thirty (30) calendar days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) calendar days after notification of the appointment of the second arbitrator, within ten (10) calendar days thereof, the two arbitrators shall request ARIAS U.S. (“ARIAS”) to apply its procedures to appoint an umpire for the arbitration with the qualifications set forth above in this Article. If the use of ARIAS procedures fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.
D. Initial and Reply Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the facts, the issues in dispute and the basis, authority, and reasons for their respective positions within thirty (30) calendar days of the date of notice of appointment of the umpire. The claimant and the respondent may submit a reply brief to the Board within ten (10) calendar days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) calendar days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.
E. Contract is an Honorable Engagement. The Board shall consider this Contract as an honorable engagement and shall make a decision and award with regard to the terms expressed in this Contract, the original intentions of the parties to the extent reasonably ascertainable, and the custom and usage of the property and casualty insurance and reinsurance business.
F. Rules of Evidence Shall Not Strictly Apply. The Board shall be relieved of all judicial formalities and the decision and award shall be based upon a hearing in which evidence shall be allowed though the formal rules of evidence shall not strictly apply. Cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) calendar days of the close of the hearing.

24.
G. Decision of Board. The Board shall render its decision and award in writing within thirty (30) calendar days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.
H. Awarding of Interest, Attorney Fees, Punitive/Treble Damages. The Board may award (i) interest at a rate of up to 400 basis points above the prime rate as published in the Wall Street Journal (Eastern Edition), but not less than 12% per annum, on the date of the award calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party, (ii) attorney fees and punitive, exemplary, or treble damages if the actions of either party in prosecuting, defending or causing the arbitration are made in bad faith and constitute outrageous behavior in the opinion of the Board.
I. Application to Court of Competent Jurisdiction for Confirmation. Either party may apply to a court of competent jurisdiction for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award.
J. Expenses of Proceeding. Except in the event of a consolidated arbitration, each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.
K. Discovery. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses at the arbitration those of its employees, those of its affiliates, and those of any intermediary as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration.
L. Pre-Hearing. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board.
M. Board Shall be Final Judge. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the

25.
extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.
N. Consolidated Hearing. If applicable, upon request of the Reassured made to the affected Reinsurers and to the Board not later than ten (10) calendar days after the umpire’s appointment, the Board may order a consolidated hearing between the Reassured and all affected Reinsurers participating in this Contract if the Board is satisfied in its discretion that the issues in dispute affect more than one Reinsurer and a consolidated hearing would be in the interest of fairness, and a prompt and cost effective resolution of the issues in dispute.
1. If the parties mutually agree to or the Board orders a consolidated hearing, all other affected participating Reinsurers shall join and participate in the arbitration under time frames established by the Board and will be bound by the Board’s decision and award unless excused by the Board in its discretion.
2. Any Reinsurer may decline to actively participate in a consolidated arbitration if in advance of the hearing, that Reinsurer shall file with the Board a written agreement in form satisfactory to the Board to be bound by the decision and award of the Board in the same fashion and to the same degree as if it actively participated in the arbitration.
3. In the event of an order of consolidation by the Board, the arbitrator appointed by the original Reinsurer shall be subject to being and may be replaced within thirty (30) calendar days of the decision to have a consolidated arbitration by an arbitrator named collectively by the Reinsurers or in the absence of agreement, by the Lead Reinsurer, or if there is no Lead Reinsurer, the Reinsurer with the largest participation in this Contract affected by the dispute. In the event two or more Reinsurers affected by the dispute each have the same largest participation, they shall agree among themselves as to the replacement arbitrator, if any, to be appointed. The umpire shall be the final determiner in the event of any dispute over replacement of that arbitrator. All other aspects of the arbitration shall be conducted as provided for in this Article provided that (1) each party actively participating in the consolidated arbitration will have the right to its own attorney, position, and related claims and defenses; (2) each party will not, in presenting its position, be prevented from presenting its position by the position set forth by any other party; and (3) the cost and expense of the arbitration, exclusive of attorney’s fees (which will be borne exclusively by the respective retaining party) but including the expense of any stenographer by each party actively participating in the consolidated arbitration or as the Board shall determine to be fair and appropriate under the circumstances.

26.
ARTICLE 22
INSOLVENCY
(This Article shall be deemed to read as required to meet the statutory insolvency clause requirements of the Reassured.)
A. Event of Insolvency of Reassured. In the event of insolvency and the appointment of a conservator, liquidator, or statutory successor of the Reassured, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the insolvent Reassured by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Reassured having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.
B. Payments by the Reinsurer. Payments by the Reinsurer as above set forth shall be made directly to the Reassured or to its conservator, liquidator, or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of Section 4118 of the New York Insurance Laws) in the event of the insolvency of the Reassured.
C. Pendency of Claim Against Insolvent Reassured on Reinsured Policies. In the event of the insolvency of the Reassured, the liquidator, receiver, conservator or statutory successor of the Reassured shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Reassured on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim any Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Reassured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Reassured as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Reassured solely as a result of the defense undertaken by the Reinsurer.
D. Two or More Reinsurers Involved. Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reassured.
E. No Riqhts of Original Insured Against the Reinsurer. Neither a claimant, original insured nor the policyholder shall have any rights against the Reinsurer which are not specifically set forth in this Contract, or in a specific agreement between the Reinsurer and the original insured or policyholder.

27.
ARTICLE 23
INTERMEDIARY
A. Intermediary. Towers Perrin Forster & Crosby, Inc. (“Towers Perrin”) is hereby recognized as the Reassured’s Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Reassured or the Reinsurer through Towers Perrin, 1500 Market Street, Centre Square East, Philadelphia, PA 19102. Payments by the Reassured to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Reassured only to the extent that such payments are actually received by the Reassured, subject to the Article entitled INSOLVENCY hereunder.
B. Form of Notice. Whenever notice is required within this Contract, such notice may be given by any of: certified mail, registered mail, electronic mail, fax, overnight express mail or any other means by which the issuing party shall be able to give such notice and depend upon reliable receipt. Notice shall be deemed to be given on the date any notice is sent by electronic mail; in all other instances, the date received by the receiving party.
ARTICLE 24
CONFIDENTIALITY
A. Confidential Information. Except as otherwise provided in law, the written information, data, and other materials provided by the Reassured or the Reinsurer to the other arising from consideration and participation in this Contract whether contained in the reinsurance submission, this Contract, or in materials or discussions arising from or related to this Contract, may contain confidential or proprietary information as expressly indicated by the disclosing party in writing from time to time to the other party of the respective parties (such confidential and proprietary information being referred to as “Confidential Information”). This Confidential Information is intended for the sole use of the parties to this Contract (and their retrocessionaires, affiliates, respective auditors, consultants, regulators, rating agencies, legal counsel and any other persons or entities to whom such disclosure is required to effect, administer, or enforce a reinsurance contract). Disclosing Confidential Information disclosed under this Contract for any purpose beyond (i) the scope of this Contract, (ii) the reasonable extent necessary to administer, report to and effect recoveries from retrocessional reinsurers, or (iii) persons with a need to know the information is expressly forbidden without the prior written consent of the party disclosing Confidential Information (the “Disclosing Party”). The party receiving Confidential Information (the “Receiving Party”) shall

28.
inform any third party to whom disclosure of Confidential Information is made of the obligation to maintain the confidentiality of the Confidential Information and shall be responsible for any failure by any such third party to maintain the confidentiality of the Confidential Information.
B. Event of Receiving Party Receiving a Demand to Disclose Confidential Information. Should a Receiving Party receive a third party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information that has been provided by another party to this Contract (“Disclosing Party”), the Receiving Party shall, to the extent permitted by law, make commercially reasonable efforts to notify the Disclosing Party promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Disclosing Party a reasonable opportunity to object to the disclosure. If such notice is provided, the Receiving Party may after the passage of five (5) business days after providing notice, proceed to disclose the Confidential Information as necessary to satisfy such a demand without violating this Contract. If the Disclosing Party timely objects to the release of the Confidential Information, the Receiving Party will comply with the reasonable requests of the Disclosing Party in connection with the Disclosing Party’s efforts to resist release of the Confidential Information. The Disclosing Party shall bear the cost of resisting the release of the Confidential Information.
C. Term of Obligation of Confidentiality. Notwithstanding anything herein to the contrary, except to the extent confidentiality is required to be maintained for a longer period of time by the laws of the United States of America or the Commonwealth of Pennsylvania with respect to personal health information, the obligations of confidentiality set forth in the preceding two paragraphs shall expire (a) three (3) years from the date hereof in the event that there are no claims made under this Contract or (b) in the event of any claim being made under this Contract, three (3) years from the date of the last payment by the Reinsurer on the last claim covered by this Contract. Furthermore, except for non-public personal information and protected health information, which must be held confidential without time limitation as provided in the Article entitled ACCESS TO AND RETENTION OF RECORDS, of this Contract, the Reassured will provide notice of any Confidential Information that must remain confidential more than three (3) years after the Termination Date of this Contract.
ARTICLE 25
ORIGINAL CONDITIONS
     The Reinsurer’s liability to the Reassured shall attach simultaneously with that of the Reassured and the reinsurance of all Business Covered hereunder shall be subject in all respects to the same risks, terms, clauses, conditions, interpretations, alterations, modifications, cancellations and waivers as the respective insurances (or reinsurances) of the Reassured’s Policies and the Reinsurer shall pay losses as may be paid thereon, the true intent of this Contract

29.
being that in each and every case to which this Contract applies, the Reinsurer shall follow the settlements and fortunes of the Reassured, subject always to the limits, terms and conditions of this Contract.
ARTICLE 26
REGULATORY COMPLIANCE AND REPRESENTATIONS AND WARRANTIES OF REASSURED
A. In connection with this Contract, the Reassured represents the following:
1. It is a duly organized and validly existing insurer under the laws of the jurisdiction of its organization.
2. The execution, delivery and performance of this Contract do not violate or conflict with any law or order of government or agency applicable to it.
3. It has not received and is not relying upon any legal, tax, regulatory, accounting or other advice (whether written, oral, implied or assumed) of the Reinsurer regarding this transaction.
4. It has the capacity to evaluate (internally or through independent advice) this Contract and has consulted its own tax, accounting and legal advisors in connection with this Contract, including a financial analysis with respect to the transfer of insurance risk.
5. It (i) has disclosed or agrees to fully disclose in a timely fashion, the Contract to its internal accountants and independent auditors and (ii) where appropriate in the reasonable opinion of the Reassured, has made or shall make appropriate disclosure to, or consult with, its legal counsel and any relevant regulatory and tax authorities.
6. It will account for this Contract in accordance with accounting principles prescribed or permitted by the Commonwealth of Pennsylvania, and the Reassured is not entering into this Contract for the purpose of altering its financial or statutory accounting statements in a manner that would be misleading to users of such statements.
7. All data delivered to the Reinsurer was accurate and complete
B. In connection with this Contract, the Reassured warrants that all other reinsurance contracts of the Reassured which inure to the benefit of this Contract shall be deemed in place until all liability herein is finalized.

30.
ARTICLE 27
ERRORS AND OMISSIONS
     Inadvertent delays, errors or omissions made by the Reassured in connection with this Contract (including the reporting of claims) shall not relieve the Reinsurer from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after discovery by the Reassured’s Home Office.
ARTICLE 28
CURRENCY
     Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars. Amounts paid or received by the Reassured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reassured.
ARTICLE 29
OFFSET
     The Reassured and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise and immediately inform the Intermediary accordingly. In the event of the insolvency of any party, offset shall be as permitted by applicable law.
ARTICLE 30
NOTICE
     As used in this Contract, notice shall mean any and all notices, requests, demands or other communications required or permitted to be given hereunder, and all notices shall be given or mailed by first class certified mail, return receipt requested, by an overnight delivery service or by confirmed telecopy, addressed to the parties at the addresses set forth in the Contracts.
     The Reinsurer designates its address to which all notices, reports and remittances are to be sent, as set forth in the attached signature page.
     The Reassured hereby designates the following as its address to which all notices, reports and remittances are to be sent:

31.
Mr. Michael Banks
Executive Vice President & Chief Financial Officer 72 North
Franklin, PO Box P
Wilkes Barre, PA 18773
ARTICLE 31
SPECIAL TERMINATION
A. The Reassured may terminate or commute this Contract upon the happening of any one of the following circumstances at any time by the giving of fifteen (15) days prior written notice to the Reinsurer:
1. The Reinsurer ceases active underwriting operations or a State Insurance Department or other legal authority orders the Reinsurer to cease writing business in all jurisdictions. Or
2. The Reinsurer has filed a plan to enter into a Scheme of Arrangement or similar procedure. “Scheme of Arrangement” is defined as a legislative or regulatory process that provides a solvent Reinsurer the opportunity to settle its obligations with the Reassured either (i) without the Reassured’s unrestrained consent or (ii) prior to the Reassured having the ability to determine, with exact certainty, the actual amount of the obligations still outstanding and ultimately due to the Reassured. Or
3. The Reinsurer has: (a) become insolvent, (b) been placed under supervision (voluntarily or involuntarily), (c) been placed into liquidation or receivership, or d) had instituted against it proceedings for the appointment of a supervisor, receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations or (d) the Reinsurer’s AM Best’s insurer financial strength rating becomes less than “A-” or the Reinsurer’s Standard and Poor’s Insurance Rating becomes less than “BBB”.
B. In the event that notice of termination is given by reason of an Event described in A(4) above (the “Termination Notice”) and prior to the effective date of the termination (the “Termination Date”), the chief financial officer of the Reinsurer represents and certifies in writing to the Reassured that (i) the deterioration of the Reinsurer’s financial condition is the direct and sole result of a recent major property catastrophe(s) or the result of an Act(s) of Terrorism (either the “Event”) and (ii) that it is actively seeking and has a high probability of successfully obtaining additional capital to substantially replace the capital loss because of the Event (the “Extension Notice”), the Termination Date shall be extended an additional thirty (30) days from the Termination Date (the “Extended Termination Date”). If prior to the Extended Termination Date, the chief financial officer of the Reinsurer represents and certifies in writing to the Reassured that (a) it has raised sufficient

32.
capital so as to return its PHS or C&S to within 5% of the Reinsurer’s PHS or C&S last filed with its domiciliary regulatory authorities prior to the Event, (b) obtained reinstatement of its rating agency grade(s) to the level as existed immediately prior to the Event, and (c) as respects Reinsurers domiciled in the United States of America, raised its adjusted capital to at least 250% of its authorized control level risk-based capital, the Termination Notice shall be null and void. Otherwise, this Contract shall terminate on the Extended Termination Date in the manner described in the Termination Notice.
C. In the event the Reassured elects to terminate, the Reassured shall, with the notice of termination, specify that termination will be on a run-off or cut-off basis. In the event such termination is on a run-off basis, the Reassured shall relieve the Reinsurer for losses occurring subsequent to the specified Termination Date, and that Reinsurer shall not receive deposit premium installments beyond the date at which termination of the Reinsurer is effected. The Reinsurer shall within fifteen (15) days of the Termination Date return a pro-rata portion of any ceded deposit premium paid hereunder, calculated as of the Termination Date, and cash in that amount (less applicable ceding commission, if any, allowed thereon) and the minimum premium provisions, if any, shall be waived. (The fraction of the deposit premium to be returned to the Reassured shall equal the number of days from the Termination Date until the original expiration date of the Contract period divided by the number of days in the original Contract period). Upon final determination of the adjusted premium for the Contract period, the Reinsurer shall be credited with a portion of premium for this Contract, in the amount equal to the fraction of the number of days the terminated Reinsurer participated in the Contract period divided by the number of days in the Contract period multiplied by the reinsurance premium for the Contract period.
D. In the event the Reassured elects to terminate this Contract on a cut-off basis, the parties shall commute all liabilities relating to this Contract and the Reinsurer shall return the sum total of the net present value (“capitalized”) of the ceded (1) Net Loss Reserves for losses occurring prior to the Termination Date, (2) Loss Adjustment Expense Reserves for losses occurring prior to the Termination Date, (3) incurred but not reported reserves for losses occurring prior to the Termination Date, and (4) unearned premium reserve (after deduction for any ceding commission allowed thereon). In the event the parties are unable to agree on the capitalized value of the reserves to be returned to the Reassured, the Reassured and the Reinsurer shall jointly appoint an independent actuary experienced in such matters and the mutually agreed actuary shall render a decision. In the event that the Reassured and the Reinsurer are unable to agree upon a single actuary within thirty (30) days, the parties shall ask the then current President of the Casualty Actuarial Society to appoint an actuary with those qualifications within another thirty (30) days. The decision of the actuary will be final and binding on both parties. The Reassured and the Reinsurer shall share

33.
equally the fees and expenses of the actuary. Upon payment of the amount so agreed or determined by the actuary to the Reassured, the Reinsurer and the Reassured shall each be completely released from all liability to each other under this Contract.
E. If the Reinsurer is not otherwise obligated under the Article entitled RESERVES of this Contract, to provide the Reassured security in order for the Reassured to obtain credit for the reinsurance provided by this Contract and the Reinsurer has not cured the conditions described above, other than as expressed in conditions 5 and 6 above, the Reassured shall also have the option, if it does not elect the commutation option described above, to require the Reinsurer to provide the Reassured with collateral funding as if the Reinsurer were otherwise obligated to provide security for the Reinsurer’s obligations under this Contract in an amount and manner and as provided for under the Article entitled RESERVES of this Contract. The Reassured shall have the option to require the Reinsurer to provide collateral funding but, provided it is reasonably acceptable to the Reassured and any insurance regulatory authorities involved, the Reinsurer shall have the sole option of determining the method of funding referred to above. In recognition of security a participating Reinsurer or Lloyd’s Syndicate may place under the terms of a master trust agreement, such as the US Lloyd’s Credit for Reinsurance Trust, the provisions of this Paragraph shall not apply to that participating Reinsurer or Lloyd’s Syndicate that has fully funded 100% of the Obligations to the Reassured, as the term Obligations is defined in the Article entitled RESERVES, pursuant to the terms of that trust agreement and the applicable funding requirements and procedures.
ARTICLE 32
VARIOUS OTHER TERMS
A. This Contract shall be binding upon and inure to the benefit of the Reassured and Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either party without the prior written consent of the other which consent may be withheld by either party in its sole unfettered discretion. This provision shall not be construed to preclude the assignment by the Reassured of reinsurance recoverables to another party for collection.
B. The territorial limits of this Contract shall be identical with those of the Reassured’s Policies.
C. This Contract shall constitute the entire agreement between the parties with respect to the Business Covered hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification of this Contract shall be null and void unless made by amendment to the Contract and signed by both parties.

34.
D. Except as may be provided in the Article entitled ARBITRATION, this Contract shall be governed by and construed according to the laws of the state of the location of the Reassured’s principal headquarters’ offices, exclusive of that state’s rules with respect to conflicts of law.
E. The headings preceding the text of the Articles and paragraphs of this Contract are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Contract.
F. This Contract is solely between the Reassured and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract, including without limitation, any company hereafter acquired, merged, or controlled by the Reassured (without the written consent of the Reinsurer) or any company which owns or controls the Reassured that is not a named Reassured hereunder.
G. If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
H. The failure of the Reassured or Reinsurer to insist on strict compliance with this Contract or to exercise any right or remedy shall not constitute a waiver of any rights contained in this Contract nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising any remedy.
I. Each party shall be excused for any reasonable failure or delay in performing any of its respective obligations under this Contract, if such failure or delay is caused by Force Majeure. “Force Majeure” shall mean any act of God, strike, lockout, act of public enemy, any accident, explosion, fire, storm, earthquake, flood, drought, peril of sea, riot, embargo, war or foreign, federal, state or municipal order or directive issued by a court or other authorized official, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event; provided, however, that no such Force Majeure circumstance or event shall excuse any failure or delay beyond a period exceeding ten (10) days from the date such performance would have been due but for such circumstance or event.
J. This Contract should be construed as a separate Contract between each ceding company, part of the Reassured, and each participating Reinsurer, provided that if coverage is afforded without reference to the number of Policies involved in a single occurrence loss, the retention and limit of the Contract shall be calculated as if all involved ceding companies were one and recovery due hereunder shall be due each ceding company in direct proportion to its portion of the total loss.
K. All Articles of this Contract shall survive the termination of this Contract until all obligations between the parties have been finally settled.

35.
L. This Contract may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
M. Whenever the word “Reassured” is used in this Contract, such term shall mean each and all affiliated companies which are or may hereafter be under common control provided notice be given to the Reinsurers of any such newly affiliated companies which may hereafter come under common control as soon as practicable with full particulars as to how such affiliation is likely to affect this Contract. In the event that either Party maintains that such affiliation calls for altering the terms of this contract and an agreement for alteration not being arrived at, then the Business Covered of such newly affiliated company is covered at existing terms for a period of not to exceed forty-five (45) days after notice but either party that is does not wish to cover the business of the newly affiliated company at the existing terms.
N. The term “Reinsurer” shall refer to each Reinsurer participating severally and not jointly in this Contract. The subscribing (re)insurers’ obligations under contracts of (re)insurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing (re)insurers are not responsible for the subscriptions of any co-subscribing (re)insurer who for any reason does not satisfy all or part of its obligations.
O. Whenever the word “Company” is used in this Contract, such term shall mean “Reinsured”, “Reassured” or whatever other term is used in the document to designate the reinsured company or companies.
P. Whenever the content of this Contract requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural. This Contract shall be construed without regard to any presumption or other rule requiring against the party causing this Contract to be drafted.
Q. As required by SSAP 62 (8)(d), the Reassured shall furnish the Reinsurers a periodic statement showing a report of the premium, the unearned premium, the total loss and loss expense ceded under this Contract, and such other information as may be required by regulatory authorities for completion of financial statements.

1.
NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE (BRMA 35B)
1. This reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.
2. Without in any way restricting the operation of paragraph (1) of this Clause, this reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:
(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
4. Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.
5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.
6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

2.
7. Reassured to be sole judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Notes:	Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:
(a)	All policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	With respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

1.
NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE U.S.A. (BRMA 35A)
1. This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.
2. Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph 2 from the time specified in Clause III in this paragraph 2 shall be deemed to include the following provision (specified as the Limited Exclusion Provision)
     Limited Exclusion Provision*
It is agreed that the policy does not apply under any liability coverage, to (In/ary, ,ICknea., tll, .. tle.m ar tl.awouon (bodily Injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

II.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph 2 shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
3. Except for those classes of policies specified in Clause II of paragraph 2 and without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:
Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph 3, the following provision (specified as the Broad Exclusion Provision):
     Broad Exclusion Provision*
     It is agreed that the policy does not apply:
I.	Under any Liability Coverage, to (injury sickness, disease, death or destruction (bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical rape (first aid to expenses incurred with respect to (bodily Injury, sickness, d,cease or death (buddy injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

2.
III.	Under any Liability Coverage, to (Injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured, or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the (injury, sickness, disease, death or destruction (bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction o/property at such nuclear facility (property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; "source material", “special nuclear material", and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means:
(a) any nuclear reactor,
(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,
(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,
(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;
(With respect to injury to or destruction of property, the word “injury” or “destruction” (“property damage" includes all forms of radioactive contamination of property (includes all forms of radioactive contamination of property
V	The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3, whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3 shall not be applicable to:
(a) Garage and Automobile Policies issued by the Reassured on New York risks, or
(b) statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
4. Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that paragraphs 2 and 3 above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE:	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

INSOLVENCY FUND EXCLUSION CLAUSE
This Contract shall not afford coverage for liability of the Reassured arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. For the purpose of this exclusion, an insolvency fund includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed which provides for any assessment of or payment or assumption by the Reassured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

NUCLEAR, CHEMICAL AND BIOLOGICAL TERRORISM EXCLUSION CLAUSE
A            This Contract shall not apply to Acts of Terrorism that:
involves the use, release, or escape of nuclear materials, or directly or indirectly results in nuclear reaction or radiation or radioactive contamination; or is carried out by means of the dispersal or application or pathogenic or poisonous, biological or chemical materials; or releases pathogenic or poisonous, biological or chemical materials, and it appears that one purpose of the Act of Terrorism was to release such materials.

SCHEDULE A
INURING REINSURANCE
PENN MILLERS INSURANCE COMPANY
2008 Property Catastrophe Program

								ROL
	Placement	Limit	Attachment	Rate	Rate Change	Deposit Premium	ROL	Change
First Excess	95%	$1,000,000	$2,000,000	0.8318%	-23.97%	$275,111	28.96%	-15.38%
Second Excess	95%	$2,000,000	$3,000,000	0.8912%	-23.34%	$294,758	15.51%	-14.67%
Third Excess	95%	$5,000,000	$5,000,000	1.0247%	-25.07%	$338,912	7.13%	-16.61%
Fourth Excess	95%	$15,000,000	$10,000,000	1.4855%	-28.53%	$491,318	3.45%	-20.46%

Totals	95%	$23,000,000	$2,000,000	4.2332%	-25.77%	$1,400,099	6.41%	-17.36%

All Layers – 1 Reinstatement@100%

Subject Premiums	2008 Estimate
$33,074,228
2008 Per Risk Program

					Deposit
	Placement	Limit	Attachment	Rate	Premium	Reinstatements	Additional Terms		Terrorism
Multi Line	25%	$500,000	$500,000	6.0000%	1,377,458	Unlimited		1,500,000	One Limit
Property per Risk – First	75%	$4,000,000	$1,000,000	7.0000%	2,318,125	2 Free, 1@100%	Property occurrence	5,000,000	One Limit
Property per Risk – Second	100%	$5,000,000	$5,000,000	1.5000%	662,321	1@50%, 1@100%	limit:	10,000,000	One Limit

Property per Risk – Third	100%	10,000,000	$10,000,000	1.2457%	500,036	1@100% 2 Full Reins: 2@$35% for first $1M,		10,000,000	One Limit
Casualty – First	75%	$4,000,000	$1,000,000	2.3900%	854,500	2@65% for next $3M	MAOL	7,500,000	One Limit
Casualty — Second	100%	$5,000,000	$5,000,000	0.7866%	375,018	1@100%	MAOL	7,500,000	Excluded

Grant Total Results					$6,137,647

Subject Premiums	2008 Estimate
Property	$44,154,62
Casualty	$47,675,783
Multi Line	$91,830,554
2008 Umbrella Program

				Coding
	Placement	Limit	Total Limit	Commission
Umbrella Quota Share	75%	$1,000,000	$4,750,000	32%
	100%	$4,000,000

SCHEDULE B
SAMPLE CALCULATION OF RETENTION
Penn Millers
Insurance Company
Business Mix Factor

SNEP Yr 1	$80,000,000
SNEP Yr 2	$80,000,000

		Subject Net	Ultimate Incurred
LOB	2008% Mix	Earned Premium	Net Subject Loss Ratio	Ultimate Incurred Losses	WTD Ave LR
Commercial Auto Liability	15.96%	12,766,549	37.32%	4,764,179
Workers Compensation	14.35%	11,482,181	74.86%	8,595,998
Other Liability including Umbrella	14.72%	11,773,995	51.28%	6,037,844
Homeowners	0.20%	158,450	48.01%	76,066
Commercial Multi — Peril	15.94%	12,754,246	61.68%	7,866,439
Fire & Allied	25.73%	20,584,575	48.77%	10,039,097
Inland Marine	2.91%	2,328,537	35.81%	833,793
Auto Physical Damage	5.23%	4,187,886	59.01%	2,471,447
Product Liability	4.69%	3,755,267	25.44%	955,426
All Other	0.26%	208,313	2.32%	4,841

Total	100.00%	$80,000,000		41,645,131	52.06%

2009 SNEP Budget

			Subject Net	Ultimate Incurred
LOB	2009 % Mix		Earned Premium	Net Subject Loss Ratio	Ultimate incurred Losses	WTD AVG LR
Commercial Auto Liability	10.00%		8,000,000	37.32%	2,985,414
Workers Compensation	20.00%		16,000.000	74.86%	11,978,210
Other Liability Including Umbrella	13.00%		10,400,000	51.28%	5,333,243
Homeowners	0.00%		—	48.01%	—
Commercial Multi — Peril	20.00%		16,000,000	61.68%	9,868,323
Fire & Allied	22.00%		17,600,000	48.77%	8,583,520
Inland Marine	2.00%		1,600,000	35.81%	572,922
Auto Physical Damage	11.00%		8,800,000	59.01%	5,193,249
Product Liability	2.00%		1,600,000	25.44%	407,077
All Other	0.00%		—	2.32%	—

Total	100.00	% S	80,000,000		44,921,957	56.15%

Mix Factor	LR 1	52.06%
	LR 2	56.15%

	Change	4.10%

	Allowance from calculated change	-200%

	Mix Factor	2.10%

Signature page attached and incorporated into
WHOLE ACCOUNT, ACCIDENT YEAR AGGREGATE
EXCESS OF LOSS CONTRACT
EFFECTIVE 12:01 A.M., EASTERN STANDARD TIME, JANUARY 1, 2008
between
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
WILKES BARRE, PENNSYLVANIA
(hereinafter called the “Reassured”)
and
HANNOVER REINSURANCE (IRELAND) LTD.
DUBLIN, IRELAND
(hereinafter called the “Subscribing Reinsurer”) Under the terms of this Contract the above Reinsurer agrees to assume severally and not jointly with other participants
a 40.00% share
of the liability described in the attached Contract and, as consideration, the Reinsurer shall receive a 40.00% share of the premium named therein.
Signed in Dublin, Ireland, this            day of      , 2008,

HANNOVER REINSURANCE (IRELAND) LTD.

BY

TITLE

Signature page attached and incorporated into
WHOLE ACCOUNT, ACCIDENT YEAR AGGREGATE
EXCESS OF LOSS CONTRACT
EFFECTIVE 12:01 A.M., EASTERN STANDARD TIME, JANUARY 1, 2008
between
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
WILKES BARRE, PENNSYLVANIA
(hereinafter called the “Reassured”)
and
XL RE LTD
HAMILTON, BERMUDA
(hereinafter called the “Subscribing Reinsurer”) Under the terms of this Contract the above Reinsurer agrees to assume severally and not jointly with other participants
a 60.00% share
of the liability described in the attached Contract and, as consideration, the Reinsurer shall receive a 60.00% share of the premium named therein.
Signed in Hamilton, Bermuda, this           day of      , 2008,

HANNOVER REINSURANCE (IRELAND) LTD.

BY

TITLE

IN WITNESS WHEREOF signed by its duly authorized representative.
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
Signed in Wilkes Barre, Pennsylvania

BY:

TITLE:

DATE: